Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

November 7, 2023 and the Prospectus dated October 30, 2023

Registration No. 333-275214

Charter Communications Operating, LLC

Charter Communications Operating Capital Corp.

$1,100,000,000 6.150% Senior Secured Notes due 2026 (the “2026 Notes”)

$900,000,000 6.650% Senior Secured Notes due 2034 (the “2034 Notes”)

November 7, 2023

Pricing Term Sheet dated November 7, 2023

to the
Preliminary Prospectus Supplement dated November 7, 2023

(the “Preliminary Prospectus Supplement”)
of Charter Communications Operating, LLC and Charter Communications Operating Capital Corp.

(the “Issuers”)

This Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement.

The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Terms Applicable to the 2026 Notes

Issuers:	Charter Communications Operating, LLC and Charter Communications Operating Capital Corp.
Principal Amount:	$1,100,000,000
Title of Securities:	6.150% Senior Secured Notes due 2026
Final Maturity Date:	November 10, 2026
Coupon:	6.150%
Benchmark Treasury:	4.625% due October 15, 2026
Benchmark Treasury Price and Yield:	99-26 7/8; 4.683%

This Pricing Term Sheet is qualified in its entirety by reference to the
Preliminary Prospectus Supplement.

Spread to Benchmark Treasury:	+150 basis points
Yield to Maturity:	6.183%
Issue Price:	99.911%, plus accrued and unpaid interest, if any, from November 10, 2023
Interest Payment Dates:	May 10 and November 10
Record Dates:	April 25 and October 25
First Interest Payment Date:	May 10, 2024
CUSIP Number:	161175 CM4
ISIN Number:	US161175CM43

Optional Redemption:

Prior to the 2026 Par Call Date (as defined below), the 2026 Notes will be redeemable, in whole or in part, at the Issuers’ option, at any time or from time to time, on at least 10 days’ but not more than 60 days’ prior mailed or electronically delivered (or otherwise transmitted in accordance with DTC’s procedures) notice to each Holder of the 2026 Notes to be redeemed, at a redemption price expressed as a percentage of principal amount equal to the greater of:

(a)       the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2026 Notes matured on the 2026 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 25 basis points less unpaid interest accrued to the date of redemption, and

(b)       100% of the principal amount of the 2026 Notes to be redeemed,

plus, in either case, accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date (subject to the rights of Holders of the 2026 Notes on a record date to receive the related interest payment on the related interest payment date).

“2026 Par Call Date” means October 10, 2026.

On or after the 2026 Par Call Date the 2026 Notes will be redeemable, in whole or in part, at the Issuers’ option, on at least 10 days’ but not more than 60 days’ prior mailed or electronically delivered (or otherwise transmitted in accordance with DTC’s procedures) notice to the registered holders thereof at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date (subject to the rights of Holders of the 2026 Notes on a record date to receive the related interest payment on the related interest payment date).

This Pricing Term Sheet is qualified in its entirety by reference to the
Preliminary Prospectus Supplement.

Terms Applicable to the 2034 Notes
Issuers:	Charter Communications Operating, LLC and Charter Communications Operating Capital Corp.
Principal Amount:	$900,000,000
Title of Securities:	6.650% Senior Secured Notes due 2034
Final Maturity Date:	February 1, 2034
Coupon:	6.650%
Benchmark Treasury:	3.875% due August 15, 2033
Benchmark Treasury Price and Yield:	94-20; 4.562%
Spread to Benchmark Treasury:	+210 basis points
Yield to Maturity:	6.662%
Issue Price:	99.878%, plus accrued and unpaid interest, if any, from November 10, 2023
Interest Payment Dates:	February 1 and August 1
Record Dates:	January 15 and July 15
First Interest Payment Date:	August 1, 2024
CUSIP Number:	161175 CP7
ISIN Number:	US161175CP73

This Pricing Term Sheet is qualified in its entirety by reference to the
Preliminary Prospectus Supplement.

Optional Redemption:

Prior to the 2034 Par Call Date (as defined below), the 2034 Notes will be redeemable, in whole or in part, at the Issuers’ option, at any time or from time to time, on at least 10 days’ but not more than 60 days’ prior mailed or electronically delivered (or otherwise transmitted in accordance with DTC’s procedures) notice to each Holder of the 2034 Notes to be redeemed, at a redemption price expressed as a percentage of principal amount equal to the greater of:

(a)       the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2034 Notes matured on the 2034 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 35 basis points less unpaid interest accrued to the date of redemption, and

(b)       100% of the principal amount of the 2034 Notes to be redeemed,

plus, in either case, accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date (subject to the rights of Holders of the 2034 Notes on a record date to receive the related interest payment on the related interest payment date).

“2034 Par Call Date” means November 1, 2033.

On or after the 2034 Par Call Date the 2034 Notes will be redeemable, in whole or in part, at the Issuers’ option, on at least 10 days’ but not more than 60 days’ prior mailed or electronically delivered (or otherwise transmitted in accordance with DTC’s procedures) notice to the registered holders thereof at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date (subject to the rights of Holders of the 2034 Notes on a record date to receive the related interest payment on the related interest payment date).

Terms Applicable to Each Series of Notes

Use of Proceeds:	The Issuers intend to use the net proceeds from this offering for general corporate purposes, including to repay certain indebtedness, to fund potential buybacks of Class A common stock of Charter Communications, Inc. and common units of Charter Communications Holdings, LLC, a subsidiary of Charter Communications, Inc., and to pay related fees and expenses.

Joint Book-Running Managers:

BofA Securities, Inc.

Deutsche Bank Securities Inc.

Morgan Stanley & Co. LLC

Citigroup Global Markets Inc.

Barclays Capital Inc.

J.P. Morgan Securities LLC

RBC Capital Markets, LLC

Wells Fargo Securities, LLC

BNP Paribas Securities Corp.

Goldman Sachs & Co. LLC

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

TD Securities (USA) LLC

UBS Securities LLC

This Pricing Term Sheet is qualified in its entirety by reference to the
Preliminary Prospectus Supplement.

Co-Managers:

Credit Agricole Securities (USA) Inc.

SMBC Nikko Securities America, Inc.

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

Academy Securities, Inc.

Cabrera Capital Markets LLC

LionTree Advisors LLC

Siebert Williams Shank & Co., LLC

Tigress Financial Partners LLC

Trade Date:	November 7, 2023
Settlement Date:

November 10, 2023 (T+3)

We expect that delivery of the 2026 Notes and the 2034 Notes (together, the “Notes”) will be made to investors on or about November 10, 2023, which will be the third business day following the date of this Pricing Term Sheet (such settlement cycle being herein referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the date that is two business days preceding the settlement date will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes hereunder during such period should consult their advisors.

Distribution:	SEC Registered (Registration No. 333-275214)

The Issuers and the guarantors have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuers and the guarantors have filed with the SEC for more complete information about the Issuers, the guarantors and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the preliminary prospectus supplement and accompanying prospectus may be obtained by contacting BofA Securities, Inc., Telephone: (800) 294-1322; E-mail: dg.prospectus_requests@bofa.com, Deutsche Bank Securities Inc., Telephone: (800) 503-4611; E-mail: prospectus.CPDG@db.com, or Morgan Stanley & Co. LLC, Telephone: (866) 718-1649; E-mail: prospectus@morganstanley.com.